Exhibit 99.1

News Release

July 1, 2010

NYSE: QEP

Contact:

Scott Gutberlet (303) 672-6988

QEP RESOURCES COMPLETES SPIN-OFF FROM QUESTAR CORPORATION

Company Commences Trading on NYSE Under Symbol “QEP”

DENVER – (PR NEWSWIRE), QEP Resources, Inc. (NYSE: QEP) today announced the completion of the tax-free spin-off from Questar Corporation (NYSE: STR). Effective 11:59 p.m. Eastern Daylight Time on June 30, 2010, all of the shares of common stock of QEP Resources were distributed through a pro rata dividend to Questar shareholders. Each Questar shareholder received one share of QEP Resources common stock for each share of Questar common stock (including fractional shares) held by such shareholder on the record date, which was June 18, 2010.

Shares of QEP Resources will commence trading on the NYSE under the symbol “QEP” today. The CUSIP number for QEP Resources common stock is 74733V 100.

“This transaction establishes QEP Resources as a top-tier, independent domestic exploration and production company and enables us to focus on developing our high-quality, low-cost asset portfolio” said Charles B. Stanley, President and CEO. “Over the past four years, QEP Resources has grown production and proved reserves at compound annual growth rates of 14% and 17%, respectively. The same management and technical teams responsible for generating this strong track record remain with QEP Resources and will continue to generate industry-leading low cost, high margin growth for our shareholders.”

About QEP Resources, Inc.

QEP Resources is a leading independent natural gas and oil exploration and production company with operations focused in the Rocky Mountain and Midcontinent regions of the United States. The company also gathers and processes natural gas. The company is headquartered in Denver, CO.

Additional information regarding the distribution of QEP Resources common stock, and QEP Resources’ business and management, can be found on the company’s website at www.qepres.com.

Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,”

“estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	general economic conditions, including the performance of financial markets and interest rates;

•	changes in industry trends;

•	changes in laws or regulations; and

•	other factors, most of which are beyond the control of QEP Resources.